Exhibit 5.1

May 27, 2005

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Re:	Registration Statement on Form S-8 relating to the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan

Ladies and Gentlemen:

We are acting as counsel for Citrix Systems, Inc., a Delaware corporation (the “Company”), in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Securities Act”), as amended, of (i) 10,100,000 shares (the “Plan Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company under the Company’s 2005 Equity Incentive Plan (the “Option Plan”), and (ii) 10,000,000 shares of Common Stock (the “Stock Shares”, and together with the Plan Shares, the “Shares”), under the Company’s 2005 Employee Stock Purchase Plan (the “Purchase Plan” and together with the Option Plan the “Plans”).

In connection with rendering this opinion, we have examined (i) the Company’s Amended and Restated Certificate of Incorporation currently in effect, (ii) the Amended and Restated By-laws of the Company currently in effect, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Registration Statement and the exhibits thereto, and (v) such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Delaware General Corporation Law, and also express no opinion with respect to the blue sky or securities laws of any state, including the Commonwealth of Massachusetts and the State of Delaware.

Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares against payment therefor in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Sincerely,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP